Exhibit 10.3

To:	Gulf Offshore N.S. Limited
184-192 Market Street
Aberdeen ABI1 5PQ
Scotland

GulfMark Offshore, Inc.
10111 Richmond Avenue
Suite 340
Houston, Texas 77042
USA

24 March 2005

Gentlemen,

US $50,000,000 million Senior Secured Reducing Revolving Multi-Currency Credit Facility dated 23 December 2004 (as amended)

1	We refer to:

(a)	the facility agreement (the “Original Facility Agreement”) dated 23 December 2004 made between (1) Gulf Offshore N.S. Limited (the “Borrower”), (2) GulfMark Offshore, Inc. (the “Guarantor”), (3) Nordea Bank Norge ASA (the “Arranger”), (4) the banks and financial institutions whose names and addresses are set out in Schedule 1 of the Agreement as the Lenders (the “Lenders”) and (5) Nordea Bank Finland PLC, New York Branch (as “Facility Agent” and “Security Trustee”) as amended by a letter dated 24 January 2005 (the “First Amendment Letter”) (the Original Facility Agreement and the First Amendment Letter are together referred to as the “Facility Agreement”); and

(b)	an email dated 21 March 2005 from the Guarantor to the Facility Agent requesting that certain amendments be made to the Facility Agreement (the “Amendment Request Letter”).

2	Unless the context otherwise requires, words and expressions used in this letter shall have the meaning given to them in the Facility Agreement.

3	We can confirm that with effect from the Effective Date the Lenders have agreed the following:

(a)	the definition of “Material Adverse Effect” shall be amended by adding the following text at the end of the definition: “The designation of the Guarantor or any of the Borrowers as having a “Material Weakness” in the internal control procedures as defined in section 404 of the US Sarbanes-Oxley Act of 2002 shall not constitute a Material Adverse Effect. For the avoidance of doubt, this exclusion only encompasses the actual designation of a Material Weakness rating and in any event does not prohibit the lenders from evaluating the cause of the Material Weakness rating in evaluating whether or not the weakness constitutes a Material Adverse Effect as defined in clauses (a)-(c).

(b)	the definition of “Consolidated EBIT” shall be amended by deleting the word “and” in sub-paragraph (iv) and adding the word “and” after the semi-colon in sub-paragraph (v) and adding an additional sub-paragraph (vi) with the words: “any cumulative effect of accounting changes relating to the change in accounting for dry dock expenditures.”

4	The amendments to the Facility Agreement set out in paragraph 3 of this letter shall only become effective upon the date (the “Effective Date") on which this letter has been returned duly executed by the Borrower and the Guarantor by a duly authorised officer or officers whereupon the Facility Agreement shall be amended and shall continue in full force and effect save as amended by this letter.

5	This letter shall be governed by English Law.

We acknowledge receipt of this letter and confirm our agreement to its terms and conditions

For and on behalf of
GULF OFFSHORE N.S. LIMITED
(As Borrower)

The Guarantor confirms that its obligations under the guarantee contained in clause 15 of the Facility Agreement shall remain in full force and effect in respect of the obligations of the Borrower under the Facility Agreement (as amended by this letter) and that the obligations of the Borrower under this letter constitute obligations included within the Guarantor’s obligations under clause 15 of the Facility Agreement.

For and on behalf of
GULFMARK OFFSHORE, INC.
(As Guarantor)

For and on behalf of
GULF OFFSHORE MARINE INTERNATIONAL, INC.
(As Charterer)

3